[LOGO] PURCHASE NOTIFICATION                       SHOW THESE NUMBER ON SHIPPING AND BILLING DOCUMENTS
                                                   --------------------------------------------------------------------------------
                                                   Blanket order number (if any)    Purchase Order number, or Release Authorization
                                                                                    when blanket order is entered at left.

 /X/ Release  / / Purchase Order  / / Requisition                                   No. 2460    293627
-----------------------------------------------------------------------------------------------------------------------------------
/ / Ford Motor Company, A Delaware corporation     DELIVERY                              Date of order
/ /
   -------------------------------------------       Type and place                      ------------------------------------------
   -------------------------------------------     / / FOB carrier seller's plant         Delivery date
   (Buyer) will purchase and receive and           / / FOB destination
                                                   / /
 NEWGEN RESULTS CORPORATION                            ----------------------------      ------------------------------------------
 12680 HIGH BLUFF DR. STE 300   Supplier's code    Payment for transportation             Payment terms           (other)
 SAN DIEGO, CA 92130            C30068995          / / Collect   / / Prepaid             / / Net 15th/30th       / /
                                                                                                Prox.
                                                   Routing                               ------------------------------------------
                                                   / / Destination traffic               Shipping point
Seller will sell and deliver the supplies and      / / Seller's delivery
services specified herein in accordance with
Buyer's standard terms and conditions
(Form No. FGT26, rev. 4/97) which have been
provided separately. Additional copies are
available from Buyer.
-----------------------------------------------------------------------------------------------------------------------------------
* Ship to:                                             *Invoice to:




-----------------------------------------------------------------------------------------------------------------------------------
 * Quantity     *Code Show on all shipping orders   * Description of supplies or services             Unit      Unit Price
-----------------------------------------------------------------------------------------------------------------------------------
                PROFESSIONAL FEES FOR "AROUND THE WHEEL" INSTALLATIONS AS ATTACHED                     LOT NTE   $4,668,905

                TRAVEL AND EXPENSES FOR "AROUND THE WHEEL" INSTALLATIONS AS ATTACHED                    NTE      $6,542,425

                                                                                        TOTAL                    $6,211,830
                                                                                                                 ----------
-----------------------------     -----------------------------------------------------------
Confirming reference: to-date     *For additional information contact: Name-Phone No.
                                   Bob [Illegible]   516-2416                                        By
-----------------------------     -----------------------------------------------------------           ---------------------------

                                                                [LOGO]

                         GLOBAL TERMS AND CONDITIONS

These terms and conditions and associated documents are issued on behalf of the Ford company identified on the face of a Purchase Order or Release as the "Buyer" and will apply to all orders issued to you as the Seller for parts and materials for production and non-production goods and services ("Supplies"). Purchase Orders and other associated purchasing documents will be valid without signature if issued by Buyer through its computer system or other electronic means. The reference to Purchase Order herein shall include a Release or a Tooling Purchase Order issued by Buyer to Seller.

1.  OFFER, ACCEPTANCE

(a) A Purchase Order or Release against a blanket Purchase Order is an offer to Seller by Buyer to enter into the purchase and supply agreement it describes. Seller's commencement of work thereunder will constitute acceptance of the offer.

(b) Once accepted, such Purchase Order together with these terms and conditions will be the complete and exclusive statement of the purchase agreement. Any modifications proposed by Seller are not part of the agreement in the absence of Buyer's written acceptance.

2.  MODIFICATIONS

(a) Buyer, at any time, by way of written notice to Seller, may change the design (including drawings, materials and specifications), processing, method of packing and shipping, and the date or place of delivery of the Supplies.

(b) If any such change affects cost or timing, Buyer will adjust the purchase price and delivery schedules equitably.

(c) Seller will not make any change in the design, processing, packing, shipping or date or place of delivery of the Supplies unless done pursuant to Buyer's instructions or with Buyer's written approval.

3.  SAMPLES

Seller will supply samples in accordance with Buyer's quality standard QS9000 and/or its applicable supplements.

4.  BAILED PROPERTY

Seller bears all responsibility for loss of and damage to any property owned by Buyer and possessed by Seller for use in performing a Purchase Order, including responsibility for loss and damage which occur despite Seller's exercise of reasonable care, but excluding normal wear and tear. Seller will
(i) properly house and maintain such property on Seller's premises, (ii) prominently mark it Property of Buyer, (iii) refrain from commingling it with the property of Seller or with that of a third party, and (iv) adequately insure such property against loss or damage. Buyer will have the right to enter Seller's premises at reasonable times to inspect such property and Seller's records pertaining thereto. Where permitted by law, Seller waives any lien which Seller might otherwise have on any of Buyer's property for work done thereon or otherwise. Seller will assign to Buyer any claims Seller has against third parties with respect to Buyer's property. Upon request, Seller immediately will deliver such property at Buyer's option F.O.B. Carrier Seller's facility (Ex Works Loaded) or F.O.B. Buyer's premises (CIF Buyer Plant/Delivered Buyer Plant), properly packed and marked in accordance with the requirements of the carrier and Buyer.

5.  DELIVERY DATES, RELEASES

If delivery dates are not specified in a Purchase Order, Seller will procure materials and fabricate, assemble, and ship Supplies or

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

provide services only as authorized in shipment releases issued to Seller by Buyer. Buyer may return overshipments to Seller at Seller's risk and expense for all packing, handling, sorting, and transportation. Buyer, at any time may change or temporarily suspend shipping schedules specified in a Purchase Order or shipment release or other written instructions issued by Buyer pursuant to this Section. For Supplies shipped to a European destination, the Buyer's Material Planning Guide will apply and for Supplies shipped to North American destinations, Buyer's Material Shipping Guide will apply.

6.  PACKING, MARKING, AND SHIPPING

(a) Seller will pack, mark and ship Supplies in accordance with all applicable packaging standards of Buyer and, as appropriate, the carrier transporting such Supplies. For Supplies shipped to European destinations, the applicable standards are contained in Buyer's Supplier Packaging guide (EU1750) and for Supplies shipped to North American destinations, Buyer's Ford Packaging Guidelines (MFG ENG 1750) shall apply. Buyer's standards for Supplies shipped to all other destinations are available upon request. Seller will ensure that any third parties who supply packaging for Buyer's Supplies agree to comply with such standards Seller will reimburse Buyer for all expenses incurred by Buyer as a result of unproper packing, marking, routing, or shipping.

(b) Upon request, Seller will assist Buyer with regard to packing, marking, routing, and shipping that will enable Buyer to secure the most economical transportation rates.

(c) Seller will not charge separately for packing, marking, or shipping, or for materials used therein unless Buyer specifies in writing that it will reimburse Seller for such charges.

(d) Buyer may require shipment of any of the Supplies by a more expeditious method of transportation if Seller fails to meet the shipping requirements of a Purchase Order and Seller will bear the cost difference of such transportation unless such failure is due to an excusable delay as specified in Paragraph 22.

7. SHIPPING DOCUMENTS

(a) For Supplies shipped to European destinations: (i) Bills of Lading and Advice Notes must accompany each material shipment. In all other respects Seller shall conform to Buyer's applicable Material Shipping Guide.

(ii) Applicable delivery terms and title transfer are as shown in Buyer's Material Shipping Guide unless agreed otherwise in writing between the parties. The delivery term applying to each Purchase Order will be stated thereon and on any other such documents as are referenced on the relevant order.

(b) For Supplies shipped to North American destinations, (i) Seller will obtain a straight bill of lading from the carrier of the Supplies and will include on each packing slip and bill of lading the number of the relevant Purchase Order and the destination address.

(ii) Seller will include a numbered master packing slip with each shipment. For shipments of less than a full carload or truckload, the slip will be included in one of the packages which will be marked "Packing Slip Inside." In full carload and truckload shipments the master packing slip will be enclosed in an unsealed envelope that is affixed near the door on the inside of the freight vehicles.

(iii) Seller will retain the original bill of lading for three years from the date of shipment unless otherwise directed by the Traffic Manager at the destination facility.

(iv) For each international shipment, Seller will comply with the customs invoicing and documentation requirements of the destination country. Seller will include a priced invoice (if required) with the master packing slip and upon request will furnish all other documentation required for export from Seller's country or import into Buyer's country. Any and all benefits or credits resulting from a Purchase Order with Buyer including but not limited to trade credits, export credits, customs drawbacks, rebate of taxes, fees, etc. will belong to Buyer (unless otherwise stated on a Purchase Order or a country's practice is to let credits remain with Seller). Seller upon request will furnish all documents required to obtain the foregoing benefits and credits and will identify the country of origin of the materials used in the Supplies and the value added thereto in each country. Additional customs information is available upon request from Buyer's customs department in the destination country.

8.  INSPECTION

Buyer at its option may reject and return at Seller's risk and expense, or retain and correct. Supplies that fail to conform to the

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requirements of a Purchase Order even if the nonconformity does not become apparent until the manufacturing or processing stage. If Buyer elects to correct the Supplies, it will consult with Seller on the method of correction. Seller will reimburse Buyer for all reasonable expenses resulting from rejection or correction.

9.   INVOICES, PAYMENT

(a) Seller will operate in accordance with all applicable payment guidelines provided by Buyer which cover both invoiced items and those handled by Buyer's Evaluated Receipt System (ERS).

(b)  Payment terms will be as specified in the relevant Purchase Order.

(c) Seller agrees that all its accounts with Buyer will be administered on a net settlement basis and that Buyer may set off debits and credits against any of Seller's accounts regardless of the Purchase Orders or contracts from which such debits or credits arise.

10.  SERVICE AND REPLACEMENT PARTS

(a) At Buyer's request, Seller will sell to Buyer (i) the Supplies of a Purchase Order for production parts or components necessary to fulfill Buyer's current model service and replacement requirements for such Supplies at the prices specified in the Purchase Order plus any actual cost differential for packaging, and (ii) if such Supplies are assemblies, service and replacement parts of the assemblies at prices such that the total price of all parts of the assembly does not exceed the price of the assembly less assembly costs, plus any actual cost differential for packaging. Seller shall comply with Buyer's FCSD Service Parts Guide for such Supplies.

(b) At Buyer's request during the ten-year period after Buyer completes current model purchases, Seller will sell to Buyer Supplies to fulfill Buyer's past model service and replacement requirements at the prices specified in a Purchase Order plus actual cost differentials for packaging and manufacturing. During the tenth year of such period, Buyer and Seller will negotiate in good faith with regard to Seller's continued manufacture of service and replacement Supplies.

11.  APPLICABLE TAXES

(a) The total price specified for Supplies on a Purchase Order will include all elements of freight, duty and tax as specified in the relevant delivery term with the exception of value added tax (VAT), if applicable, which will be shown separately on Seller's invoice.

(b) For Supplies to be provided to U.S. destinations by U.S. suppliers, most purchases will be covered by clauses 11(c), (d) and (e). If not covered by such provisions, Seller must include sales or use tax if Seller is licensed to do so by the tax authorities of the destination state. Seller must identify the sales or use tax on Seller's invoice as a separate item.

(c) For production Supplies shipped to U.S. destinations or services to be provided in the U.S., Seller will not charge to Buyer state or local sales or use taxes on such production Supplies and services. Buyer will use such Supplies and services for resale or in industrial processing or manufacturing or will attach them to taxable goods for sale.

(d) Seller will not charge to Buyer sales or use taxes on purchases of prototype, experimental or non-production Supplies or services that are delivered to Buyer in states in which Buyer has a direct pay permit. Those destinations and the applicable permit numbers are:


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

                               FORD MOTOR COMPANY

STATE                   DESTINATION/PLANT                    PERMIT NO.
Indiana                 Indianapolis                         003280365-001-5
Georgia                 Atlanta Assy                         060-30-03517-4
Kentucky                Kentucky Truck                       8448
                        Louisville Assy                      29370
Michigan                All Destinations                     38-0549190
Minnesota               Twin Cities Assy                     1032
Missouri                Kansas City Assy                     10352287
                        St. Louis Assy                       10795952
New Jersey              Edison Assembly                      DP-038-0549190-002
New York                Buffalo Stamping                     38-0549190C
                                                             (DP-000045)
Ohio                    Batavia                              98-001992
                        Canton                               98-000546
                        Cleveland Casting                    98-000548
                        Cleveland Engine #1 & #2             98-000551
                        Walton Hills Stamping                98-000554
                        Sharonville                          98-000550
                        Lima Engine                          98-000552
                        Lorain Assembly                      98-000545
                        and Ohio Truck Plants
                        Maumee Stamping                      98-001860
                        Sandusky                             98-000553
                        Ford Customer Service and            98-001877
                        All Other Destinations
Tennessee               Nashville Glass                      2-380549190-003-8
Virginia                Norfolk Assembly                     998168-3

                    FORD ELECTRONICS & REFRIGERATION CORPORATION

STATE                   DESTINATION/PLANT                    PERMIT NO.
Indiana                 Bedford                              003298086-002-0
                        Connersville                         003298086-001-4
Pennsylvania            North Penn Plant                     89-11068-3

(c) Illinois and Oklahoma exempt from sales or use taxes most goods and services that are used or consumed in manufacturing products for sale. Seller must not include sales or use taxes for Supplies shipped to the destinations listed below when a Purchase Order designates that the Supplies are exempt.


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

STATE                   DESTINATION/PLANT                    PERMIT NO.
Illinois                Chicago Assembly Plant               0069-1801
                        Chicago Stamping Plant               759-220-5
Oklahoma                Tulsa Glass Plant                    127240

12.  WARRANTY

(a) Seller warrants that Supplies under a Purchase Order will, during the warranty period specified below, conform to the applicable drawings, specifications, or other description furnished pursuant to the Purchase Order, and regulations in force in countries where the Supplies or Buyer's vehicles equipped with the Supplies are to be sold, free of defects in design (to the extent that Seller furnished the design), materials, and workmanship and be suitable for the purpose intended.

(b) Seller will indemnify and hold Buyer harmless in respect of the cost of recall campaigns and other corrective service actions that, in Buyer's reasonable judgment, are required to rectify nonconformities in the Supplies that are the result of a breach of the foregoing warranty.

(c) The warranty period for Supplies installed on new vehicles produced by Buyer will continue for the same period as the new vehicle warranty period offered by Buyer to its customers in the country in which the vehicle is sold. For Supplies purchased by Buyer as service and replacement parts, the warranty period will be the greater of twelve months from delivery to Buyer's customer or the remainder of the warranty period on the vehicle on which the part is installed as a service or replacement part. Buyer will provide the list of countries in which the vehicles will be sold and applicable warranty periods to Seller upon request.

(d) The warranty period for non-production Supplies shall be the greater of one year after final acceptance by Buyer, or the period specified on Buyer's Purchase Order.

13.  DEFENSE AND INDEMNITY

(a) At Buyer's request, Seller will defend all claims (including lawsuits, administrative claims, and other proceedings to recover for personal injury or death, property damage, or economic losses) that are related in any way to Seller's performance or obligations under a Purchase Order, including claims based on Seller's breach of warranty; claims arising out of or related to work performed by Seller, its employees or subcontractors on Buyer's premises; and claims for any related violations of any law, ordinance or regulation. To the full extent permitted by applicable law, Seller will indemnify Buyer, its directors, officers and employees and authorized dealers for all expenses (including attorney fees, settlements, and judgments) incurred by Buyer in connection with such claims. Seller's obligation to defend and indemnify under this Section will apply regardless of whether the claim arises in tort, negligence, contract, warranty, strict liability or otherwise except for claims that arise as a result of the sole negligence of Buyer.

(b) If Seller provides services to Buyer on Buyer's premises, Seller will examine the premises to determine whether they are safe for such services and will advise Buyer promptly of any situation it deems to be unsafe. Seller's employees, contractors and agents will not possess, use, sell or transfer illegal drugs, medically unauthorized drugs or controlled substances, or unauthorized alcohol, and will not be under the influence of alcohol or drugs on Buyer's premises. For services performed on Buyer's premises in Canada, Seller must furnish, prior to payment, evidence of compliance with the Worker's Compensation Act.

14.  TITLE AND ENGINEERING DRAWINGS, SPECIFICATIONS

(a) Any documents produced or acquired by Seller under a Purchase Order will belong to Buyer. Any engineering drawing that Seller is required to prepare and furnish to Buyer will conform to the requirements of the local Computer Aided Design standards of the Buyer.

(b) All drawings, know-how, and confidential information supplied to Seller by Buyer and all rights therein will remain the property of Buyer and will be kept confidential by Seller in accordance with Section 16(f). Seller is licensed to use Buyer's drawings, know-how, and confidential information only for the purpose of fulfilling its obligations under a Purchase Order. In addition to the obligations of Section 16(f), Seller will not disclose such drawings to third parties unless this is required for Seller to fulfill its duties under a Purchase Order. Seller will inform Buyer in writing of any third parties to whom Seller subcontracts any of the work required under a Purchase Order specifying in detail the work which has been subcontracted to such third party. Seller will ensure that any third party to whom Seller subcontracts any of the work hereunder is bound by all the terms and


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

conditions relating to such work to which Seller is bound under a Purchase
Order.

15.  INFRINGEMENT AND PROPRIETARY RIGHTS

(a) Seller at its expense will indemnify and hold Buyer harmless with respect to every claim that may be brought against Buyer or others that use the Supplies of a Purchase Order on behalf of Buyer, for any alleged infringement of any present or future patent, copyright, industrial design right or other proprietary right based on Seller's activity under a Purchase Order, or the manufacture, sale, or use of the Supplies (i) alone, (ii) in combination by reason of their content, design or structure, or (iii) in combination in accordance with Seller's recommendations. Seller will investigate and defend or otherwise handle every such claim, and at Buyer's request, assist Buyer in Buyer's investigation, defense, or handling of any such claim. Seller will pay all expenses and damages or settlement amounts that Buyer and others selling Buyer's products or using the Supplies of a Purchase Order on behalf of Buyer may sustain by reason of each such indemnified claim. Seller's obligations will apply even though Buyer furnishes all or any portion of the design and specifies all or any portion of the processing used by Seller.

(b) Seller grants to Buyer a nonexclusive, royalty free, permanent, paid-up, irrevocable license with a right to grant a sublicense to any of its Associated Companies to rebuild and have rebuilt the Supplies of a Purchase Order. Associated Company means Ford Motor Company (U.S.) (if it is not the Buyer under a Purchase Order) and any company in which Ford Motor Company (U.S.) owns, directly or indirectly, twenty-five percent or more of the capital or voting stock.

(c) Seller will neither assert nor transfer to another a right to assert against Buyer and/or any of its Associated Companies, or dealers or customers or suppliers thereof, any intellectual property right of Seller that is applicable to any works of authorship furnished to Buyer or any of Buyer's Associated Companies in the course of Seller's activity hereunder.

(d) Seller will not sell or otherwise dispose of any product that incorporates any trademark, patentable invention, copyright work, industrial design or other matter the subject of any intellectual property right of Buyer or any of its Associated Companies to any party other than Buyer except where specifically authorized by Buyer in writing.

16.  INFORMATION AND DATA

(a) Seller will furnish to Buyer, or another party designated by Buyer, without restrictions on use or disclosure, all information and data Seller acquires or develops in the course of Seller's activities under a Purchase Order. At Buyer's request, Seller also will discuss with Buyer or another party designated by Buyer, without restrictions on use or disclosure, any potential design, quality or manufacturing problems with Supplies Seller worked on or produced pursuant to a Purchase Order.

(b) At Buyer's request, Seller will furnish to Buyer all other information and data of Seller which Buyer deems necessary to understand the operation and to maintain the goods delivered under a Purchase Order, and to understand and apply the information and data of Section 16(a) hereof, with no restrictions on use other than Seller's patent rights.

(c) With respect to inventions which Seller conceives or first reduces to practice in the course of Seller's activities under a Purchase Order, Seller grants to Buyer a permanent, paid-up, nonexclusive, worldwide license, with a right to sublicense others, to make, have made, use, have used and sell manufactures, compositions and machines, and use and have used processes, covered by patents on such inventions.

(d) Seller grants to Buyer a permanent, paid-up, nonexclusive, worldwide license, including a license to any operating software incorporated into the Supplies with a right to grant a sublicense to any of its Associated Companies, to make, have made, use, have used and sell the Supplies of a Purchase Order or derivatives thereof under any other patents now or hereafter owned or controlled by Seller which are deemed necessary by Buyer to exercise the license of Section 16(c) in the manufacture, use or sale of vehicles manufactured by or for Buyer or any of its Associated Companies.

(e) Seller grants to Buyer and agrees to grant to any Associated Company designated by Buyer a nonexclusive license, on reasonable terms and conditions, to make, have made, use, have used and sell under any other patents now or hereafter owned or controlled by Seller which cover any application of the technology embodied in the information or data Seller acquires or develops in the course of Seller's activities under a Purchase Order.

(f) Unless otherwise indicated in writing by Buyer, Seller will use reasonable care to prevent disclosing to others and will use only for the benefit of Buyer, (i) the technical information and data furnished by Buyer or developed or acquired by Seller in its work under a Purchase Order, prior development agreement or early sourcing agreement for Supplies related to or using such technical information or data, and (ii) information relating to any portion of Buyer's business that Seller may acquire in the course of Seller's

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

activities under a Purchase Order, prior development agreement or early sourcing agreement. This obligation shall continue so long as any Purchase Order for Supplies related to or using such technical information or data is in effect and for a period of two years thereafter. This obligation will not apply to information that is or becomes publicly known through no fault of Seller. Nevertheless, Seller may disclose the information and data of subsections (f)(i) and (f)(ii) hereof to third parties if this is required for Seller to fulfill its duties under a Purchase Order and such third parties have agreed to conditions at least as stringent as those contained herein.

(g) All technical information and data disclosed heretofore and hereafter by Seller to Buyer in connection with Supplies of a Purchase Order are disclosed on a nonconfidential basis.

(h) In the event that Seller, either now or in the future, sells to Buyer or any of its Associated Companies directly or through another party Supplies which are related to Seller's experimental or development work under a Purchase Order in production quantities for at least two of Buyer's or the Associated Company's model years, the rights and licenses of Section 16(e) will become paid up and irrevocable. The licenses granted under Section 16(c) and 16(d) will survive completion or termination of a Purchase Order under which they are granted.

17.  COPYRIGHTS

(a) Any work of authorship created by Seller or Seller's employees under a Purchase Order which is specially ordered or commissioned by Buyer will be considered as a "work made for hire" and all copyrights for such works of authorship will belong to Buyer.

(b) In the event any portion of any work of authorship created by the Seller in performing the services under a Purchase Order does not qualify as "work made for hire", Seller hereby assigns or, if Seller has failed to previously secure ownership of all copyrights in such portion, will obtain title and assign all copyrights to such work to Buyer.

(c) All such works of authorship will bear a valid copyright notice designating Buyer as the copyright owner, for example, "Copyright -C- 199X, Ford Motor Company".

(d) Seller hereby grants to Buyer a permanent, nonexclusive, paid-up, worldwide license, with a right to grant a sublicense to any of its Associated Companies, under each copyright it owns and controls or has the right to license, in each work of authorship fixed in any tangible medium of expression furnished by Seller to Buyer or its designee pursuant to a Purchase Order, to use such work, to reproduce such work, to prepare derivative works, to distribute copies of such work to the public, and to perform and display such work publicly.

18.  SUBCONTRACTS

In each subcontract of Seller's work performed pursuant to a Purchase Order, Seller will obtain for Buyer the rights and licenses granted in Sections 14, 16, and 17, and, if applicable, Section 29.

19.  ADVERTISING

Any reference to Buyer or any of its Associated Companies or use of Buyer's trade marks or logos by Seller in Seller's advertising or publicity materials will comply with Buyer's Publicity/Advertising Guidelines (MSP10-150).

20.  AUDIT RIGHTS

Buyer will have the right at any reasonable time to send its authorized representatives to examine all pertinent documents and materials in the possession or under the control of Seller relating to any of Seller's obligations under a Purchase Order or any payments requested by Seller pursuant to a Purchase Order. Seller shall maintain all pertinent books and records relating to a Purchase Order for a period of two years after completion of services or delivery of Supplies pursuant to that Purchase Order.

21.  ASSIGNMENT

Seller will not assign all of its substantive duties under a Purchase Order without Buyer's written approval. Seller will provide Buyer with reasonable advance written notice of any assignment of Seller's right to receive payment under a Purchase Order. Any such assignment shall not prohibit Buyer from enforcing any of its rights against the assignee. Buyer will have the right to assign

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

any benefit or duty under a Purchase Order to any third party upon notice to Seller.

22.  EXCUSABLE DELAYS

Neither Buyer nor Seller will be liable for a failure to perform that arises from causes or events beyond its reasonable control and without its fault or negligence, including labor disputes. The party claiming the excusable delay shall give notice in writing as soon as possible after the occurrence of the cause relied on and after termination of the condition. In the event of an excusable delay in performance, Buyer at its option may acquire possession of all finished goods, work in process, and parts and materials produced or acquired for the work under a Purchase Order, and Seller will deliver such articles to Buyer, at Buyer's option. Seller's facility (Ex Works Loaded) or F.O.B. Buyer's facility (CIF Buyer Plant/Delivered Buyer's Plant). Buyer may also obtain the Supplies covered by a Purchase Order elsewhere for the duration of the impediment and a reasonable period thereafter. Prior to the expiration of any directly related labor contract of Seller, Seller at its expense will take such actions as Seller may reasonably determine to ensure the uninterrupted production of supplies for a period of 30 days for Buyer during any anticipated labor disruption or slowdown resulting from the expiration of the labor contract.

23.  REMEDIES, WAIVER

The individual remedies reserved in a Purchase Order will be in addition to any remedies provided by law. No waiver of any breach of any provision of a Purchase Order will constitute a waiver of any other breach of such or any other provisions.

24.  TERMINATION

(a) Unless a Purchase Order specifically states otherwise, Buyer may terminate its purchase obligations under a Purchase Order, in whole or in part, at any time by a written notice of termination to Seller. Buyer will have such right of termination notwithstanding the existence of an Excusable Delay in Section 22.

(b) Upon receipt of the notice of termination, Seller, unless otherwise directed by Buyer, will (i) terminate promptly all work under a Purchase Order; (ii) transfer title and deliver to Buyer the finished work, the work in process, and the parts and materials which Seller produced or acquired in accordance with a Purchase Order and which Seller cannot use in producing goods for itself or for others; (iii) verify/settle all claims by subcontractors for actual costs that are rendered unrecoverable by such termination and provided the recovery of materials in Seller's possession is ensured; and (iv) take actions reasonably necessary to protect property in Seller's possession in which Buyer has an interest until disposal instruction from Buyer has been received.

(c) Upon termination by Buyer under this Section, Buyer's obligation to Seller will be (i) the Purchase Order price for all finished work and completed services which conform to the requirements of a Purchase Order;
(ii) Seller's actual cost of the work in process and parts and materials transferred to Buyer in accordance with subsection (b)(ii) hereof; (iii) Seller's actual costs of settling the claims by subcontractors of subsection
(b)(iii) hereof; and (iv) Seller's actual cost of carrying out its obligations of subsection (b)(iv) hereof, but Buyer's obligations will not exceed those Buyer would have had to Seller in the absence of termination.

(d) Seller will furnish to Buyer, within one month after the effective date of termination, Seller's termination claim, which will consist exclusively of the items of Buyer's obligation to Seller that are listed in subsection
(c) hereof. Buyer may audit Seller's records, before or subsequent to payment, to verify amounts requested in Seller's termination claim.

(e) Buyer will have no obligation to Seller under (b), (c), or (d) above if Buyer terminates its purchase obligations of a Purchase Order because of a default by Seller.

25.  COMPLIANCE WITH LAW

(a) Ford Motor Company (Ford U.S.) serves from time to time as a contractor for the United States government. The policy of the United States government expressed in Pub. L. 95-507, that small business concerns and small disadvantaged business concerns will have the maximum practicable opportunity to participate in performing contracts of the United States government, and its clause entitled "Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals," apply to Ford U.S. and its U.S. suppliers. A copy of the foregoing clause is available from Ford U.S. upon request.

(b) If Ford U.S. is the Buyer, and Seller is a U.S. entity, Seller will comply with federal laws, rules, and regulations applicable to subcontractors of government contractors, including those relating to contracting with small disadvantaged business concerns

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(Pub. L. 95-507), equal employment opportunity and affirmative action in the employment of minorities (Executive Order 1246), women (Executive Order 11375), the handicapped (29 USC 793), and certain veterans (38 USC 2012), contracting with business concerns operating in areas of surplus labor (41 CFR 1-1 805); and contracting with women-owned business concerns (Executive Order 12138).

(c) For Supplies shipped to European destinations Seller will notify Buyer of the 'Classification of Dangerous Goods' in conformity with the "European Agreement concerning the International Carriage of Dangerous Goods" prior to the first delivery of such Supplies.


26.  APPLICABLE LAW AND ARBITRATION

(a) A Purchase Order shall be governed by the law of Buyer's principal place of business without regard to conflict of laws provisions thereof, and litigation on contractual causes arising from a Purchase Order shall be brought only in that jurisdiction For Ford Motor Company, a Delaware corporation and any U.S. subsidiary, joint venture or other operation located in the U.S., the principal place of business will be deemed to be Michigan. The UN Convention for the International Sale of Goods is expressly excluded.

(b) If either party initiates litigation on such contractual causes, the other party shall have the right to initiate mediation and binding arbitration in accordance with the following: (i) In the case of Ford Motor Company or any of its U.S. subsidiaries, joint ventures or other operations located in the U.S., the Model Procedure for Mediation of Business Disputes of the Center for Public Resources and, in the case of arbitration, the CPR Rules for Non-Administered Arbitration of Business Disputes ("CPR"). (ii) In the case of any Ford Company subsidiary, joint venture or other operation located in Europe, with the then-current Model Procedure for Mediation of Business Disputes of the CPR Institute for Business Resolution or the mediation procedures of the Centre for Dispute Resolution ("CEDR") in London and, in the case of arbitration, the Rules of the London Court of International Arbitration. Each party will bear equally the costs of the mediation and arbitration.

(1) The parties will jointly appoint a mutually acceptable mediator or arbitrator, seeking assistance in such regard from CPR or CEDR, as appropriate, if they have been unable to agree upon such appointment within 20 days.

(2) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, or, where the mediation procedures of CEDR have been adopted, in accordance with the Rules of the London Court of International Arbitration.

(3) Unless otherwise agreed by the parties in writing, mediation or arbitration involving Ford Motor Company and any U.S. subsidiary, joint venture or other operation located in the U.S. shall take place in the City of Dearborn, Michigan and this clause 26 is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq. and judgment upon the award rendered by the Arbitrator, if any, may be entered by any U.S. court having jurisdiction thereof.

Mediation or arbitration involving any Ford Company, subsidiary, joint venture or other operation located in Europe shall take place in London and the language shall be English. Equitable remedies shall be available in any arbitration. Punitive and exemplary damages shall not be awarded.


               SUPPLEMENTAL PROVISIONS APPLICABLE TO TOOLING


27.  TOOLING ORDER

If Buyer issues a Tooling Purchase Order, Seller will design and fabricate, rework, or acquire from such sources as Buyer has given prior approval, and install the tools, dies, fixtures, molds, or patterns, described in such Tooling Order ("Tooling"), subject to the terms and conditions contained herein.

28.  SAMPLES, STATUS

Seller shall, at its own expense, manufacture a reasonable number of sample parts on the Tooling for inspection and/or testing by Buyer to ensure the capability of the Tooling to produce parts which meet Buyer's quality standard QS9000. In addition to Seller's obligations under Section 12(a), to the extent technically feasible, the Tooling shall be designed and fabricated to be sufficiently durable to support the manufacture of all production and service requirements through the production lifetime of the part and also


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permit the production of Buyer's subsequent service-only requirements. The
Tooling will be deemed to be completed when the necessary samples have been submitted and approved by Buyer. Buyer may request Seller to furnish semimonthly (or more frequently at Buyer's option) status reports on the construction and acquisition of the Tooling. Each status report shall identify the Tooling, identify the subcontractors working on the Tooling, and designate the percentage of completion of the work. Seller will notify Buyer immediately upon becoming aware that the Tooling may not be completed by the completion date specified on the Tooling Purchase Order and Seller shall furnish to Buyer a schedule of the actions that Seller will take, at Seller's expense, to achieve completion on the specified completion date.

29.  TITLE, IDENTIFICATION

All right, title, and interest in and to any part of the Tooling shall pass to Buyer as soon as it is acquired or fabricated in accordance with a Tooling Purchase Order. All Tooling in the possession of Seller shall be deemed to be Bailed Property. Seller will (i) properly house and maintain such property on Seller's premises, (ii) prominently mark it Property of Buyer, (iii) refrain from commingling it with the property of Seller or with that of a third party, and (iv) adequately insure it against loss or damage. Seller shall indemnify Buyer against any claim adverse to Buyer's ownership of the Tooling, except as such claims may result from any acts or omissions of Buyer. To the extent permitted by law, Seller waives its right to object to the repossession of the Tooling by Buyer in the event Seller is involved in bankruptcy proceedings. While in its possession, Seller, at Seller's expense, shall maintain the Tooling in first class condition and immediately replace any items which are lost or destroyed or become worn out. All repaired or replaced Tooling shall be the property of Buyer. Wear and repair of the Tooling is Seller's responsibility. None of the Tooling shall be removed from Seller's premises without Buyer's written consent. Seller shall keep such records in relation to the Tooling as Buyer may reasonably require. None of the Tooling shall be used in the production, manufacture or design of any goods or materials except to the order of Buyer. Seller shall not sell or otherwise dispose of any product using Buyer's Tooling to any party other than Buyer except where specifically authorized by Buyer in writing. Seller's responsibility continues beyond the expiry date of the related parts Purchase Order. If the Tooling is not utilized to produce any parts for Buyer for a period of two years, Seller shall so notify Buyer and request instructions as to the disposition of the Tooling. If Seller subcontracts all or any portion of the manufacture of the Tooling, Seller shall so notify Buyer in advance and obtain for Buyer all of the rights contained in this Section 29 from each such subcontractor used by Seller.

30. TOOLING INVOICES, PAYMENT

(a) Payment for Tooling will be made in accordance with Buyer's standard/normal payment terms unless stated otherwise on the Tooling Purchase Order. Seller shall comply with Buyer's Claims Guidelines contained in Buyer's applicable Tooling Guide.

(b) If a Tooling Purchase Order designates that it is noncompetitively placed or based on affordable targets, Buyer's payment obligation shall be no more than the specified maximum, if any, for (i) Seller's actual costs for purchased materials and services (including purchased Tooling and portions thereof), and (ii) Seller's actual cost for direct labor and overhead. Seller shall establish a reasonable accounting system that enables ready identification of Seller's cost.

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                                [ILLEGIBLE]

                          Contact: JAMES P. ZIETY
               Published on 07/11/1997. Expires 07/01/1998

                -C- Copyright 1995-97, Ford Motor Company

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